Calculation of Filing Fee Tables
S-8
MICROCHIP TECHNOLOGY INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock (par value $0.001 per share) to be issued under the Microchip Technology Incorporated 2004 Equity Incentive Plan	Other	8,000,000	$ 74.18	$ 593,440,000.00	0.0001531	$ 90,855.66
2	Equity	Common Stock (par value $0.001 per share) to be issued under the Microchip Technology Incorporated 1994 International Employee Stock Purchase Plan	Other	540,387	$ 74.18	$ 40,085,907.66	0.0001531	$ 6,137.15
Total Offering Amounts:						$ 633,525,907.66		$ 96,992.81
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 96,992.81
Offering Note
[1]	Applies to Offering Lines 1 and 2: Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Microchip Technology Incorporated 1994 International Employee Stock Purchase Plan and 2004 Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of common stock.

[2]	Applies to Offering Lines 1 and 2: Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering per share is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low prices per common share of the Registrant as reported by The Nasdaq Stock Market on October 31, 2024, which date is within five business days prior to filing this Registration Statement.